As filed with the Securities and Exchange Commission on June 1, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHS LOANSTAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	20-4682058
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
319 Clematis Street

West Palm Beach, FL 33401
(Address of Principal Executive Offices, including Zip Code)

Techs LoanStar, Inc. 2010 Equity Incentive Plan
and
2010 Option Incentive Plan
(Full Title of the Plan(s))

Henry Fong
Chief Executive Officer
319 Clematis Street, Suite 703
West Palm Beach, FL.  33401
Tel:  (561) 514-9042
 (Name, Address and Telephone Number of Agent For Service)

Copies of all communications to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Phone:  (212) 216-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	None-accelerated filer ☐	☒Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
C Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s 2010 Equity Incentive Plan	5,500,000	$0.15	$820,000	$89.00

CCommon Stock, $0.001, par value per share, reserved for issuance pursuant to the Registrant’s 2010 Stock Option Plan	3,000,000	$0.15	$45,000	$48.55
Total:				$137.55

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities of Common Stock that may from time to time be offered or issued under the 2010 Equity Incentive Plan or the 2010 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the Over the Counter Bulletin Board of $0.29 on May 25, 2010.

TABLE OF CONTENTS

PART 1: INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS	Page
Item 1 – Plan Information	5
Item 2 – Registrant Information and Employee Plan Annual Information	5

PART 2: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 – Incorporation of Documents by Reference	5
Item 4- Description of Securities	6
Item 5- Interests of Named Experts and Counsel	6
Item 6 – Indemnification of Directors and Officers	6
Item 7- Exemption from Registration Claimed.	8
Item 8- Exhibits	8
Item 9- Undertakings	8
SIGNATURES	9
EXHIBIT INDEX
Exhibit 5.1
Exhibit 23.1
Exhibit 23.2
Exhibit 99.1
Exhibit 99.2

EXPLANATORY STATEMENT

This Form S-8 Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by Techs Loanstar, Inc., a Nevada corporation (the “Company” or “Registrant”), in order to register 5,500,000 additional shares of the Company’s Class A Common Stock, par value $0.001 per share, issuable pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) and upon the exercise of options to be granted under the Plan.  The Plan, a copy of which is filed as an exhibit hereto, was adopted on January 29, 2010.  Also, the Company is registering 3,000,000 additional shares of the Company’s Class A Common stock, par value $0.001 per share issuable pursuant to the Company’s 2010 Stock Option Plan (the “Option Plan”) and upon exercise of options to be granted under the Option Plan. The Option Plan, a copy of which is filed herewith was adopted on May 7, 2010.  The Plan and Option Plan together are collectively referred to as “The Plans”.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

*
The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended.  The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
Our Annual Report on Form 10-K for the year ended April 30, 2009, filed with the Commission on July 16, 2009 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	Our Amended Annual Report on Form 10-K/A for the year ended April 30, 2009, filed with the Commission on January 20, 2010 pursuant to Section 13(a) of the Exchange Act, as amended;

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the latest fiscal year covered by our Annual Report on 10-K referred to in (a) above, including the company’s Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2009, October 31, 2009 and January 31, 2010, filed with the Commission on September 21, 2009, December 21, 2009 and March 22, 2010, respectively; and

(d)
The description of our Common Stock which is contained in the Company’s registration statement on Form SB-2/A filed with the Commission on October 4, 2007, pursuant to Section 12(g) of the Exchange Act.

In addition, all other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

Our articles of incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation and bylaws provide that we shall indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Statutes and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.

The articles and bylaws provide that we will indemnify our directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with us.  However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed as Exhibits hereto:

Exhibit No.	Description of Exhibit

5.1	Opinion of Tarter, Krinsky & Drogin, LLP (Filed herewith)

23.1	Consent of Seale & Beers, independent registered public accounting firm (Filed herewith)

23.2	Consent of Tarter, Krinsky & Drogin, LLP (included in Exhibit 5.1)

99.1	Techs Loanstar, Inc. 2010 Equity Incentive Plan (Filed herewith)

99.2	Techs Loanstar, Inc. 2010 Stock Option Plan (Filed herewith)

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on June 28, 2010.

TECHS LOANSTAR, INC.

By:	/s/ Henry Fong
Henry Fong
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Techs LoanStar, Inc., a Nevada corporation, constitutes and appoints Henry Fong, acting individually, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry Fong Henry Fong	Chief Executive Officer, President, and Director	June 28, 2010

/s/ Barry Hollander	Chief Financial Officer and Director	June 28, 2010
Barry Hollander